EXHIBIT 4.2

FORM OF 8.50% SENIOR NOTE DUE 2026

$_______	Dated: _________, 202_

FOR VALUE RECEIVED, the undersigned, Ault Alliance, Inc., a Delaware corporation (the “Maker”), PROMISES TO PAY to the order of ______________ (together with its successors and assigns, the “Payee”) the principal sum of ______________ dollars ($_______), together with interest at the rate specified below. This 8.50% Senior Note due 2026 (the “Note”) is being issued pursuant to the terms of the Investor Agreement of even date herewith by and between the Maker and the Payee.

1.              Principal and Term. The Outstanding Principal Balance (as defined herein) shall be due and payable in full on December 31, 2026 (the “Maturity Date”). The Maturity Date may be extended for an additional six months to June 30, 2027 upon the Maker’s payment in cash to the Payee of an extension fee equal to 1.00% of the Outstanding Principal Balance. The term “Outstanding Principal Balance” means, as of any date of determination, the principal amount of this Note that remains unpaid.

2.              Interest.

(a)            Calculation; Payment of Interest. Simple interest shall accrue on the Outstanding Principal Balance at the fixed interest rate of 8.50% per annum from the date that the purchase funds have cleared. Interest shall be made to the Payee on a monthly basis by no later than the 15th day of the month following the month of accrual. Interest shall compound annually and shall be computed on the basis of a year consisting of 360 days, with payments each month consisting of the same amount regardless of the actual number of days in such month. Partial month calculations shall be done as nearly to pro rata as possible of that portion of the month remaining. Such calculations shall be made in the Maker’s sole discretion. Upon credit of the interest to Payee’s Account on the Maker’s website, the interest shall be deemed paid in full.

(b)            Payment of Outstanding Principal Balance. Payments of the Outstanding Principal Balance will be credited by the Maker to the Payee’s Account on or prior to the repayment of the Note on the Maturity Date. Upon credit of the Outstanding Principal Balance to the Payee’s Account, the Outstanding Principal Balance shall be deemed paid in full.

(c)            No Redemption by Maker. The Note shall not be redeemable by the Maker or subject to voluntary prepayment prior to the Maturity Date.

3.              Unsecured. This Note is not secured by any mortgage, lien, pledge, charge, financing statement, security interests, hypothecation, or other security device of Maker of any type, and is a general obligation of the Maker.

4.              Events of Default. If any one of the following events shall occur and be continuing (each, an “Event of Default”): (i) the Maker shall fail to pay as and when due in accordance with the terms hereof any Outstanding Principal Balance or accrued but unpaid interest on this Note, and such failure shall continue for thirty (30) days after the Maker has received notice thereof from the Payee; or (ii) the Maker shall file a petition for relief or commence a proceeding under any bankruptcy, insolvency, reorganization or similar law (or its governing board shall authorize any such filing or the commencement of any such proceeding), have any liquidator, administrator, trustee or custodian appointed with respect to it or any substantial portion of its business or assets, make a general assignment for the benefit of creditors or generally admit its inability to pay its debts as they come due; then in any such event the Payee may, by notice to the Maker, declare the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon to be immediately due and payable, whereupon this Note and all such accrued interest shall become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker. Notwithstanding the foregoing, if any event described in clause (ii) above shall occur, the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker.

5.              Binding Effect; Assignment. This Note shall be binding upon the Maker and its successors and inure to the benefit of the Payee and its successors and assigns. The obligations of the Maker under this Note may not be delegated to or assumed by any other party, and any such purported delegation or assumption shall be null and void.

6.              Miscellaneous.

(a)            Both the Outstanding Principal Balance and interest are payable in lawful money of the United States of America. If any payment due hereunder falls on a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required to close under applicable law, such payment shall be payable on the next succeeding business day, with interest accruing thereon until the date of payment thereof.

(b)            If the Maker shall fail to pay any amount payable hereunder on the due date therefor, Maker shall pay all costs of collection, including, but not limited to, attorney’s fees and expenses, incurred by Payee on account of such collection.

(c)            The Maker waives presentment, demand, protest and notice of any kind (including notice of presentment, demand, protest, dishonor and nonpayment). The Maker shall pay the Payee all sums which are payable pursuant to the terms of this Note without setoff, recoupment or deduction of any kind or for any reason whatsoever.

(d)            No delay on the part of the Payee in exercising any option, power or right hereunder, shall constitute a waiver thereof, nor shall the Payee be estopped from enforcing the same or any other provision at any later time or in any other instance. No waiver of any of the terms or provisions of this Note shall be effective unless in writing, duly signed by the party to be charged. This Note shall not be modified except by a writing signed by both the Maker and the Payee.

(e)            This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

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IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as of the date first above written.

AULT ALLIANCE, INC.

By:
Name:
Title:

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